Exhibit (i)(3)

                            [LETTERHEAD OF DECHERT]

April 27, 2001

Pilgrim Variable Products Trust
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258

Re:  Post-Effective Amendment No. 19 to Registration
     Statement on Form N-1A for Pilgrim Variable Products Trust
     File Nos. 33-73140 and 811-8220

Dear Sirs and Madams:

We hereby consent to the incorporation of our opinion as an exhibit to Post-Effective Amendment No. 19 to the Registration Statement of Pilgrim Variable Products Trust and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


Very truly yours,

/s/ Dechert